Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, Amendment No. 1, of our report dated March 13, 2020, relating to the balance sheets of Leo Holdings Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2019 and 2018, which contains an explanatory paragraph relating to substantial doubt about the ability of Leo Holdings Corp. to continue as a going concern as described in Note 1 to the financial statements and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

June 10, 2020